                             LOAN AGREEMENT

                      DATED AS OF _________________

                                 BETWEEN

                            GDI COMPANY, INC.

                                AS LENDER

                                   AND

                             GROSSMAN'S INC.

                        GRS HOLDING COMPANY, INC.

                                   AND

                        GRS REALTY COMPANY, INC.

                               AS BORROWERS

                              LOAN AGREEMENT


     THIS LOAN AGREEMENT is made as of February     , 1997, between
Grossman's Inc., a Delaware corporation ("Grossman's"), having its principal place of business at 45 Dan Road, Canton, MA 02021 and GRS Holding
Company, Inc., a Delaware corporation ("Holding Company"), and GRS Realty Company, Inc., a Delaware corporation ("Realty Company"), each having its principal place of business at 70 Walnut Street, Wellesley, MA, 02181, (collectively "Borrowers" and individually, a "Borrower") and GDI Company, Inc. an Oregon corporation ("Lender"), with its principal place of business at 3250 Lakeport Boulevard, Klamath Falls, OR 97601.

1.   INTRODUCTION

     The following are facts relating to this Agreement which, to the extent that the same relate to the ownership interests or the conduct of Borrowers, shall be treated as representations of fact by Borrowers to the Lender:

     1.1 Realty Company and Grossman's are the owners of the real estate properties (collectively the "Properties" and singularly, a "Property") as listed on Exhibit 1.1 annexed hereto and certain fixtures thereon ("Fixtures").

     1.2  Realty Company is a wholly-owned subsidiary of Holding
Company.  Holding Company is a wholly-owned subsidiary of Grossman's.

     1.3 Grossman's is a retailer of lumber, hardware and home improvement goods and operates from stores, some of which constitute a portion of the Properties. Grossman's leases the Properties from Realty Company pursuant to a Master Lease dated April 4, 1996 ("Master Lease"). Grossman's is presently in default under the Master Lease.

     1.4 Grossman's, Holding Company and Realty Company are affiliated entities and the only income sources for Realty Company are the rental payments under the Master Lease, the lease on the property in Torrington, Connecticut and the proceeds of the sale of real estate. Borrowers' have requested the Loan and other accommodations contemplated by this Agreement to operate their respective businesses.

     1.5 The Borrowers have explained, and the Lender understands, that the proceeds of the Loan, to the extent initially made to either the Realty Company or the Holding Company, will be distributed by such Borrowers to Grossman's for use as working capital. Borrowers acknowledge that the Loan and the distribution of them, pursuant to the preceding sentence, constitutes adequate consideration for the obligations incurred by each Borrower under this Agreement and the Loan Documents.

     1.6 Lender is a wholly-owned subsidiary of JELD-WEN, inc. ("Jeld-Wen"). Jeld-Wen is a trade creditor of Grossman's having supplied door and window products to Grossman's.

2.   DEFINITIONS AND RULES OF INTERPRETATION

     2.1 Definitions. As used herein, the following terms shall have the following meanings:

     "Advance" shall mean any monies advanced by Lender under the terms of the Note.

     "Affiliate" means with reference to any Person (including an individual, a corporation, a partnership, a limited liability company and a trust), (i) any director, or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding ten percent (10%) or more of the legal or beneficial ownership or membership interests in that Person (including partnership or membership interests, classes of capital stock or other equity interests, options, warrants, convertible securities and similar rights) and (iv) any other Person ten percent (10%) or more of whose legal or beneficial ownership or membership interests is held directly or indirectly by that Person.

     "Agreement" means this Loan Agreement, including the schedules and exhibits attached hereto, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Assignment of Leases" means with respect to any of the Properties, that certain Assignment of Rents and Leases from Realty Company to Lender for such Property, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Attornment and Subordination Agreement" mean, for the Master Lease, the Attornment and Subordination Agreement among Grossman's, as Master Tenant, Realty Company, as landlord, and Lender as lender, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Borrowers" are defined in the preamble hereto and include their respective successors and assigns permitted hereunder.

     "Business Day" means a day of the year on which banks are not required or authorized to close in the state of Oregon.

     "Closing Date" means the date on which all conditions to Lender's obligations to fund the Loan have been satisfied or have been waived or deferred by Lender but in no event later than February _____, 1997.

     "Code" means The Internal Revenue Code of 1986, as amended from time to time.

     "Combined Investors" means Combined Investors, L.L.C., a Delaware limited liability company.

     "Combined Investors Loan" means that certain loan between Realty Company, as borrower, and Combined Investors, as lender, with an approximate remaining principal balance of $4,000,000 which is secured by mortgages on real property owned by Realty Company of which approximately $1,300,000 of cash is held by Combined Investors.

     "Common Stock" means the common stock of Grossman's.

     "Congress Financial" means Congress Financial Corporation (New England), a Massachusetts corporation.

     "Congress Loan Agreement" means that certain Loan and Security Agreement between Congress Financial, as Lender, and Grossman's as Borrower, dated May 2, 1996, as amended and in effect from time to time.

     "Default" means any condition or occurrence which with notice and/or the passage of time would be an Event of Default.

     "Default Rate" is defined in Section 3.1.

     "Distribution" means with respect to any Borrower, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Borrower, or any other distribution on or in respect of or buybacks of any shares of any class of capital stock of any Borrower or the making of payment on any loan to an Affiliate of any such Borrower.

     "Environmental Indemnity" means that certain Independent Certificate and Indemnity Regarding Hazardous Substances from Borrowers to Lender for each Property, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Environmental Claims" is defined in Section 4.4.

     "Environmental Laws" is defined in Section 4.1(i).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

     "ERISA Affiliate" means any Person which is treated as a single employer with Borrowers under 414 of the Code.

     "Event of Default" is defined in Section 7.1 hereof.

     "Fixed Interest" is defined in Section 3.3 and refers to a ten percent (10%) per annum rate of interest.

     "Fixtures" is defined in Section 1.1.

     "Future Mortgages" is defined in Section 4.13.

     "GAAP" means generally accepted accounting principals as used in the United States and which are consistently applied.

     "Grossman's" is defined in the preamble and includes its permitted successors and assigns.

     "Guaranteed Pension Plan" means any employee pension benefit plan within the meaning of 3(2) of ERISA maintained or contributed to by Borrowers or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     "Hazardous Substances" is defined in Section 4.1(i)(2).

     "Holder" shall mean initially the Lender or any successor or assign of Lender to the Note or any portion of the Note.

     "Holding Company" is defined in the preamble and includes its permitted successors and assigns.

     "Indebtedness" shall mean all obligations, contingent and otherwise, including intercompany debts and advances, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

     "Indemnitees" is defined in Section 4.4.

     "Insolvent" or "Insolvency" means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or any other federal bankruptcy or insolvency, fraudulent transfer or fraudulent conveyance statute or such comparable statute of any state in which a Borrower conducts business or holds property; such Person's inability to pay its debts as they come due; the appointment of a receiver for any part of the property of such Person, or execution of a trust mortgage or an assignment for the benefit of creditors of any part of the property of such Person; the offering of a plan to creditors for reorganization, restructuring, composition or extension; the filing of a petition in bankruptcy by such Person, or the commencement by such Person of any proceedings under any federal or state bankruptcy or insolvency laws, or any laws relating to the relief of debtors, the readjustment of indebtedness or the reorganization of debtors; or the filing of an involuntary petition in bankruptcy against such Person or the commencement of any proceedings with respect to such Person under any federal or state bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors.

     "Investments" mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     "Jeld-Wen" is defined in Section 1.6.

     "Lender" is defined in the preamble and includes its successors and assigns.

     "Lender Expenses" means all costs, fees and expenses, including its attorneys' and consultants' fees and costs incurred and to be incurred until the Loan and the Obligations have been paid in full, including without limitation, all costs, fees and expenses incurred in connection with the origination and funding of the loan, insuring the mortgages as a lien on the Properties, administering and servicing the Loan.

     "Loan" is defined in Section 3.1.

     "Loan Documents" means, collectively, this Agreement, the Mortgages, the Note, the UCC Financing Statements, the Environmental Indemnity and all other agreements, instruments and documents now or hereafter executed and delivered in connection with the Loan, all as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Master Lease" means that certain Master Lease dated April 4, 1996 between GRS and Grossman's for the Properties, as the same may hereafter be amended, modified, supplemented and/or restated from time to time but only with the consent of Lender.

     "Master Tenant" means Grossman's or any successor tenant approved in writing by Lender.

     "Maturity Date" means July 1, 1997 (and such four (4) one-month extensions as the Lender may exercise pursuant to Section 3.1).

     "Mortgage" means with respect to each of the Properties the mortgage or deed of trust recorded incident or subsequent hereto for such Property. The term "Mortgages" shall refer to all such mortgages and refers to each Mortgage granted concurrently herewith as well as all mortgages subsequently granted pursuant to Section 4.13. References to Mortgage or Mortgages shall include such instruments as the same may hereafter be amended from time to time.

     "Multiemployer Plan" means any multiemployer plan within the meaning of 3.(37) of ERISA maintained or contributed to by Borrowers or any ERISA Affiliate.

     "Note" means that certain promissory note dated as the date hereof, and as the same may hereafter be amended or substituted for, from time to time made by Borrowers to the order of the Lender in the original principal amount of $1,999,999.

     "Obligations" means any and all obligations of Borrowers to the Lender or any other permitted holder of any of the Note arising out of or in connection with the Loan, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money and all obligations owing to Lender (or any other Holder of any of the Note) under any of the Note or other Loan
Documents.

     "Partial Advance" is defined in Section 3.4.

     "PBGC" is The Pension Benefit Guaranty Corporation created by 4002 of ERISA and any successor entity or entities having similar responsibilities.

     "Pending Purchase Agreements" is defined in Section 3.4.8.

     "Person" means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     "Property" or "Properties" is defined in Section 1.1.

     "Realty Company" is defined in the preamble and includes its permitted successors and assigns.

     "Related Documents" is defined in Section 3.3.2.

     "Release" is defined in Section 4.1(i)(3).

     "Reorganization Plan" is defined in Section 3.6.4.

     "Sale Proceeds" is defined in Section 3.1.

     "Scheduled Amount" means with respect to any of the Properties, the amount listed for such Property in Exhibit 1.1.

     "Security Instruments" means all of the Mortgages, all of the Assignment of Leases, the Attornment and Non-Disturbance Agreements, UCC Financing Statements, and all other instruments or documents that secure the Obligations, all as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

     "Site Assessment Reports" mean those site assessment reports listed on
Exhibit 2.1 entitled "Reports" attached hereto.

     "Title Insurance Company" means Amerititle Title Insurance Corporation, or such other national title insurance insurer as shall be approved in writing by the Lender.

     "Title Policy" shall mean, as accepted and approved by Lender, an ALTA standard form title insurance policy or policies issued by the Title Insurance Company (with such reinsurance or co-insurance as Lender may require, any such reinsurance to be with direct access endorsements) in the Scheduled Amounts for each Property as shown on Exhibit 1.1 (and in the aggregate for all Properties of not more than One Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Nine Dollars ($1,999,999), insuring the priority of all of the Mortgages as first priority liens on the Properties and that GRS holds good clear record and marketable fee simple title to the Properties, subject only to the encumbrances approved by Lender and which shall not contain exceptions for mechanics liens or persons in occupancy (other than pursuant to the Master Lease) shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Lender in its sole discretion and shall contain such endorsements and affirmative insurance as the Lender in its discretion may require, including but not limited to the following: (a) comprehensive endorsement, (b) usury endorsement, and (c) doing business endorsement.

     "UCC Financing Statements" means Uniform Commercial Code
Financing Statements, perfecting security interests of the Lender in certain collateral including items which are now personalty but which hereafter may become a part of the Properties or which will remain personalty to be used in the operation of the Properties, as the same may hereafter be amended from time to time.

     2.2 Rules of Interpretation. For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

          (a) references to any Person defined herein refer to such Person and (as the case may be) his permitted successors, assigns, heirs, executors, administrators and other legal representatives;

          (b) references to any agreement, instrument or document refer to such document as originally executed, or if subsequently varied or supplemented in writing from time to time, as so varied or supplemented and in effect at the relevant time of reference thereto;

          (c) words importing the singular only shall include the plural and words importing the plural only shall include the singular; words importing the masculine gender shall include the feminine gender and words importing the feminine gender shall include the masculine gender; and all references to dollars shall be United States dollars;

          (d) references to any law include any amendment or modification to such law;

          (e) the words "include," "includes" and "including" should always be read as "include, without limitation," "includes, without limitation," and "including, without limitation". The use of words following any of the words "include", "includes", or "including" is not intended to be an exclusive list to which any of the foregoing prepositions apply;

          (f) the words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement;

          (g) accounting terms not otherwise defined in this Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP;

          (h) except as expressly provided to the contrary in a particular provision, whenever a Loan Document requires the Lender to give its consent or approval, such consent or approval shall be in writing and the Lender may grant or withhold its consent or approval "in its sole and absolute discretion," and the quoted phrase shall be deemed included in any reference to the Lender's consent or approval if not already set forth with respect thereto; and

          (i) to the extent there are any inconsistencies or conflicts between the terms and provisions of this Agreement and the terms and provisions of any other Loan Documents, the terms and provisions of this Agreement shall control the terms and provisions of any of the other Loan Documents.

3.   THE LOAN

     Upon and subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations, warranties and covenants of Borrowers made herein and therein, the Lender agrees to lend or make other financial accommodations to Borrowers and Borrowers agree to borrow and accept such financial accommodations as follows:

     3.1 Note. Lender shall lend to Borrowers and Borrowers agree to borrow the sum of $1,999,999 ("Loan"). The Loan is evidenced by the Note in the form attached hereto as Exhibit 3.1. As set forth in the Note, the maturity date of the Note is July 1, 1997, subject to four one-month extensions at the option of the Holder of the Note, or if there is more than one such Holder, at the option of Holders owning more than 50% of the indebtedness then owed under the Note. The Note bears interest at a fixed rate of ten percent (10%) per annum ("Fixed Interest") and in the Event of Default, the Note shall bear interest thereafter at the rate of twelve percent (12%) per annum ("Default Rate").

     If, as and when, any of the Properties are sold as permitted by this Agreement, all of the proceeds of such sales as they occur, net of reasonable closing costs customarily payable by a seller of property (such net proceeds are referred to herein as the "Sale Proceeds", it being understood and agreed that, in no event shall closing fees or costs paid or payable to Borrowers or Affiliates of Borrowers qualify as closing costs to be deducted from the proceeds of a sale) and shall be immediately paid in the following order:

               (a) First, to Lender to pay all accrued and unpaid interest under the Note;

               (b) Second, at the option of Lender, to the payment of any advances, Lender may have made for taxes, assessments, insurance premiums, or other charges on any Property given as security for the Loan; and

               (c) Third, to Lender to pay any unpaid principal on the Note until all principal and interest on the Note has been paid in full, plus any Lender Expenses.

     Notwithstanding anything to the contrary in the Note or the Security Instruments to the contrary, Lender shall have the right to allocate any principal payments received on the Note against any advances under the Note in any order Lender may elect in its sole discretion.

     3.2  Combined Investors Loan.

          3.2.1 Concurrently with making the Loan, Lender shall purchase from Combined Investors the Combined Investors Loan for a purchase price equal to the then outstanding principal balance plus any accrued interest in the approximate amount of $4,000,000. Borrowers hereby consent to the purchase of the Combined Investors Loan and agree to execute a joinder to the loan sale agreement between Lender and Combined Investors. Lender consents to the distribution from Realty Company to Grossman's of the approximately $1,300,000 of cash being held by Combined Investors as collateral for the Combined Investors Loan.

          3.2.2 Borrowers and each of them hereby discharge Lender from any and all claims, rights, demands, actions, suits, causes of action, damages, counter-claims, defenses, losses, costs, obligations, liabilities and expenses of every kind or nature, known or unknown, suspected or unsuspected, in contract or in tort, fixed or contingent, foreseen or unforeseen, which any Borrowers ever had, now has or might hereafter have against Lender for or by any reason of any nature, cause or thing whatsoever, occurring prior to or concurrently with the acquisition of the Combined Investors Loan by Lender, including, without limitation, such as relate, directly or indirectly, in whole or in part to any circumstances or state of facts pertaining to the Combined Investors Loan, the administration of the Combined Investors Loan, the loan documents relating to the Combined Investors Loan, (collectively, "Claims"), including without limitation, those related to the actions of any parties in administering the Combined Investors Loan or any of the loan documents related to the Combined Investors Loan and claims of lender liability, fraud, duress, illegality usury, waiver, bad faith, interference in the business of the Borrowers, or any nonperformance of any agreement or obligation relating thereto or any statements, representations, acts or omissions, intentional, willful, negligent or innocent, by any of the parties in any way connected with, relating to or effecting, directly or indirectly, the Combined Investors Loan, the loan documents thereto, including any collateral securing such loan documents and any claims, causes of action, suits or liabilities of any kind arising under M.G.L.c.93(a).

     3.3 Loan Conditions. The obligation of the Lender to make the Loan shall be subject to the satisfaction of the following conditions precedent.

          3.3.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender. Lender shall have received a fully executed copy of each such document.

          3.3.2 Related Documents. The Attornment and Subordination Agreement, and such other documents as Lender may reasonably require in order to carry out the transaction contemplated by this Agreement (sometimes collectively referred to herein as the "Related Documents") shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect with no default thereunder, and shall be in form and substance satisfactory to Lender. Lender shall have received a certified or a fully executed copy of each such document.

          3.3.3 Certified Copies of Organization Documents. Lender shall have received from each Borrower, a copy, certified as of a recent date by the appropriate officer of the state in which such Borrower is organized to be true and complete, of its corporate charter and any other of its organization documents as in effect on such date of certification.

          3.3.4 Resolutions. All action necessary for the valid execution, delivery and performance by each Borrower of this Agreement and the other
Loan Documents and all action necessary for the valid execution, delivery and performance by all other parties to the Related Documents of such Related Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender. Lender shall have received from each Borrowers and all other parties to the Related Documents, true copies of the resolutions adopted by its board of directors, partners, beneficiaries or trustees, as applicable, and shareholders where needed, authorizing the transactions, described or referred to herein, certified in a manner satisfactory to Lender as of a recent date to be true and complete.

          3.3.5 Incumbency Certificate; Authorized Signers. Lender shall have received from each Borrower an incumbency certificate, dated as of the Closing Date hereunder, signed by a duly authorized officer of such Borrowers and giving the name and bearing a specimen signature of individual or individuals who shall be authorized: (a) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Person is or is to become a party; and (b) to give notices and to take other action on its behalf under the Loan Documents.

          3.3.6 Validity of Liens; Closing Costs. The Security Instruments shall be effective to create in favor of the Lender a legal, valid and enforceable second lien and security interest in all collateral described in the Security Instruments. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Lender to protect and preserve such lien and security interest shall have been duly effected. Lender shall have received evidence thereof in form and substance satisfactory to Lender. Borrowers shall have paid all recording, title, escrow, excise, transfer fees, taxes or other costs and expenses incurred in connection with the filing or recording of the Loan Documents and the Related Documents.

          3.3.7 Deliveries. The following items or documents shall have been delivered to Lender by Borrowers and shall be in form and substance satisfactory to Lender:

               (a) Title Policies. Title Policies for each of the Properties to be covered by Mortgages for which sums have been advanced under the Loan, together with proof of payment by Borrowers of all fees and premiums for such policies and true and accurate copies of all documents listed as exceptions under such policies.

               (b) Other Insurance. Copies of certificates of insurance with respect to all policies of insurance required by the Loan Documents to be obtained and maintained by Borrowers, evidencing the naming of Lender as mortgagee and first loss payee on all property insurance coverages and as an additional insured on all liability coverages.

               (c)  Site Assessment Reports.  All Site Assessment
Reports for any of the Properties in the possession of or under the control of Borrowers.

               (d) Surveys and Taxes. All surveys existing for any of the Properties to be covered by Mortgages (and any existing improvements thereon) which are in the possession or under the control of Borrowers.

               (e) Legal Opinions. Favorable opinions in form and substance satisfactory to Lender and its legal counsel, addressed to Lender and dated as of the date of closing hereof, from Ropes & Gray, special counsel to Borrowers, and Richard Kent, Esq., General Counsel of Grossman's, as to such matters as Lender shall require.

          3.3.8 Lien Search. Lender shall have received a certification from Title Insurance Company or counsel satisfactory to Lender for each Property for which funds have been advanced by Lender under the Loan that a search of the public records disclosed no encumbrances, mortgages, conditional sales contracts, security agreements, chattel mortgages, leases, financing statements, title retention agreements or other security instruments of any kind which affect any of the collateral encumbered by the Security Instruments except for: the Combined Investors Loan, the Master Lease and those purchase and sale agreements listed on Exhibit 3.3.8 ("Pending Purchase Agreements").

          3.3.9 Valuation. Lender shall have determined Scheduled Amounts for the Properties which amounts shall be satisfactory to Lender (such amounts as approved by Lender being set forth on Exhibit 1.1).

          3.3.10 Performance; No Default. Borrowers shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

          3.3.11 Representations and Warranties. The representations and warranties made by each Borrower in the Loan Documents have been true and correct in all respects when made and shall also be true and correct in all material respects on the Closing Date, except as to those representations and warranties made as of a certain date, which shall be true as of such date.

          3.3.12 Additional Documents. Lender shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as Lender may reasonably require.

          3.3.13 Advances and Consents. On or before the Closing Date, Lender shall have received such assurances or consents, acceptable to Lender in its sole discretion, from Congress Financial relating to modifications in Congress Loan Agreement agreeing to provide trade credit to Grossman's.

     3.4  Partial Advances.   [Intentionally Deleted].

     3.5 Post Closing Covenants. Promptly and diligently after the Closing Date, Borrowers shall have undertaken each of the following actions:

          3.5.1 Representations on Board of Directors. Grossman's shall use its best efforts to cause its number of directors to be seven (7). Grossman's shall have obtained the resignations of such directors as it deems appropriate so that three vacancies are created on the seven member board of directors. The board of directors of Grossman's shall elect the three nominees of Lender set forth on Exhibit 3.5.1 hereto, to fill the vacancies created on its board of directors. In the event of the three new directors so elected shall resign from Grossman's board of directors, any director elected to fill the vacancy created by such resignation shall be mutually agreeable to Grossman's and Lender. So long as the Loan is outstanding, Lender shall have the right at any annual meeting of shareholders of Grossman's to nominate three persons for election to Grossman's board of directors. Grossman's shall include such nominees in its proxy materials for such annual meeting and shall solicit proxies in support of the election of such nominees. In the event that any vacancy should occur in any of the four (4) directorships that are not filled by such new directors, the remaining three (3) old directors shall elect, by majority vote, a person to fill such vacancy.

          3.5.2 Amendment of Bylaws. Grossman's shall use its best efforts to cause its bylaws to be amended to provide that the following actions, approvals or authorizations by the board of directors shall require five (5) affirmative votes for approval; provided, however, that this Section shall not be deemed to require ratification or other approval by such a supermajority with respect to any action taken by any of the Borrowers, or the board of directors or shareholders thereof, on or prior to the Closing Date.

               (a)  authorization of the issuance of any security;

               (b) authorization for any dividend or distribution with respect to the Common Stock;

               (c) authorization to incur additional Indebtedness except in the ordinary course of business;

               (d) authorization of employment agreements with any officer and consultant where the base salary and possible bonus exceeds $100,000; and

               (e)  authorization of an operating and/or capital budget.

          3.5.3     [Intentionally Deleted].

          3.5.4 Reorganization. The Borrowers shall develop not later than twenty (20) days after the Closing Date, a strategic plan for the reorganization of their businesses, the redeployment of their assets and the sale by Realty Company of the Properties which plan shall be reasonably satisfactory to Lender ("Reorganization Plan"); provided, however, that nothing in this Section 3.6.4 shall be deemed to require the boards of directors of the Borrowers to take any action, or refrain from taking any action, contrary to the fiduciary duty of such board of directors, as the board so determines in its business judgment.

          3.5.5 Product Agreement. Grossman's and Jeld-Wen shall work cooperatively to enter into a five-year product agreement for the sale by Grossman's of door and window products manufactured by Jeld-Wen or any Affiliates of Jeld-Wen, which contract shall be terminable at no cost, in damages or otherwise, to Grossman's if an order for relief is issued with respect to Grossman's under Chapter 11 of Title 11 of the United States Code, and the plan of reorganization in such case is not confirmed on or prior to the earlier of the Maturity Date for the Note.

          3.5.6 Congress Financial. Borrowers and Lender shall work cooperatively to secure financial accommodations from Congress Financial in favor of Grossman's on the Congress Loan Agreement, which will increase the amount available thereon and increase the amount of the borrowing base. To achieve such accommodations, Lender will make available to Congress Financial, a letter of credit or other credit enhancements on terms and conditions mutually acceptable to Borrowers, Lender and Congress Financial.

4.   BORROWERS' GENERAL REPRESENTATIONS AND COVENANTS

      4.1 Representations and Warranties. Borrowers represents to Lender effective as of the Closing Date as follows (which representations Borrowers covenants with Lender shall remain true and complete until all Obligations are fully satisfied):

          (a)  Corporate Authority; Etc.

               (i)  Organization, Good Standing.  Borrowers are each a
Delaware corporation duly organized pursuant to the laws of Delaware and are validly existing and in good standing under the laws of the State of Delaware. Each Borrowers (i) has all requisite power to own its property (including, without limitation the Properties and Fixtures) and conduct its business as now conducted and as presently contemplated, and (ii) as applicable, is in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where the Properties and Fixtures are located and in each other jurisdiction where such failure to so qualify would materially affect the business or prospects of each Borrower.

               (ii) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrowers is or is to become a party and the transactions contemplated hereby and thereby (a) are within the authority of such Borrower, (b) have been duly authorized by all necessary proceedings on the part of each such entity, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower is subject, or any judgment, order, writ, injunction, license or permit applicable to such Borrower, (d) do not conflict with any provision of the applicable organizational documents, other charter documents or bylaws of, or any agreement or other instrument binding upon, such Borrower, and (e) do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the recording and/or filing of the Mortgages and any other Loan Document in the appropriate public records with respect thereto.

               (iii) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of Borrowers is or is to become a party will result in valid and legally binding obligations of each

Borrower enforceable against each of them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

          (b) Title to Properties; Leases. Realty Company warrants that it holds good and marketable title to the Properties and the Fixtures and owns all of the Properties and Fixtures subject to no rights of others, including any mortgages, leases (except as to encumbrances relating to the Combined
Investors Loan, the Master Lease and the purchase and sales agreements identified in Exhibit 3.38), conditional sales agreements, title retention agreements, liens or other encumbrances except for encumbrances or liens or other rights specifically set forth in the Title Policies previously provided to or to be provided to Lender. Holding Company and Realty Company covenant that the Master Lease shall be subordinate to the liens of the Mortgages unless otherwise elected by Lender.

          (c) Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against Holding Company or Realty Company, before any court, tribunal or administrative agency or board that, if adversely determined, might reasonably be expected to either in any case or in the aggregate, materially adversely affect the properties, assets, prospects, financial condition or business of Borrowers, or materially impair the right of Borrowers, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of Borrowers, which question the validity of this Agreement or any of the other Loan Documents or any of the Related Documents or Master Lease, or any action taken or to be taken pursuant hereto or thereto.

          (d) No Materially Adverse Contracts, Etc. Realty Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or may reasonably be expected in the future to have a materially adverse effect on the business, prospects, assets or financial condition of Realty Company. Realty Company is not a party to any contract or agreement that has or may reasonably be expected, in the judgment of such party's officers, to have any materially adverse effect on the prospects or business of Realty Company.

          (e) Compliance With Other Instruments, Laws, Etc. Borrowers are not in violation of any provision of their respective organizational documents, bylaws; or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, prospects, properties (including the Properties and Fixtures) or business of Borrowers; and Realty Company is not in violation of any agreement or instrument to which it may be subject or by which it or any of its properties (including the Properties and Fixtures) may be bound.

          (f) Tax Status. Borrowers (i) have each made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) have each paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except (x) real estate taxes owed by either Realty Company or Grossman's, and (y) those being contested in good faith and by appropriate proceedings for which adequate reserves have been set aside and (iii) have each set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and Borrowers knows of no basis for any such claim.

          (g) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

          (h) Absence of UCC Financing Statements, Etc. With respect to Realty Company, except for the lien and encumbrance of the Loan
Documents or as disclosed in the Title Policies to the extent approved by Lender, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded in any records, registry or other public office that purports to cover, affect or give notice of any present or future lien on, or security interest in, the Properties or any other collateral subject to the Security Instruments.

          (i) Environmental Compliance. Borrowers have taken commercially reasonable steps to investigate the present conditions and past usage of the Properties and the operations conducted thereon and, based upon such diligent investigation, make the following representations and warranties:

               (1) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports, none of Borrowers or any tenant or operator of the Properties, or any operations thereon is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act of

1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the
Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation involves the Properties and would have a material adverse effect on the environment or the business, prospects, assets or financial condition of Borrowers or on the fair market value of the Properties.

               (2) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports, Borrowers have not received notice from any third party including, without limitation, any federal, state or local governmental authority, asserting (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. 9601(5), any hazardous substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrowers conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances. The term "Hazardous Substances" shall also include in this Agreement any material containing more than one percent (1%) by weight of asbestos, including all varieties and forms of materials defined as asbestos under any Environmental Law.

               (3) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports or with respect to events which would not have a material adverse effect on the business, prospects, assets or financial condition of Borrowers or on the fair market value of the Properties in the aggregate: (i) no portion of the Properties has been used for the handling, processing, storage or disposal of Hazardous Substances except for use incidental to the primary use of the Properties which use has been in accordance with applicable Environmental Laws; and, to the best of Borrowers' knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Properties; (ii) in the course of any activities conducted by Borrowers or the operators of its properties, no Hazardous Substances have been generated or are being used on the Properties except in accordance with applicable Environmental Laws; (iii) there has been no release, i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Substances on, upon, into or from the Properties, or, to the best of Borrowers' knowledge, on upon, into or from the other properties of Borrowers or any of the other Borrowers Parties, which Release would in the case of such other properties have a material adverse effect on the value of any of the Properties or adjacent properties or the environment; (iv) to the best of Borrowers' knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Properties which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the fair market value of, the Properties; and (v) any Hazardous Substances that have been generated on any of the Properties and any underground tank or underground storage receptacle for Hazardous Substances formerly located on any portion of the Properties have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws then in effect, which transporters and facilities have been and are, to the best of Borrowers' knowledge, operating in compliance with such permits and applicable Environmental Laws.

               (4)  To the best of Borrowers' knowledge, neither
Borrowers nor any of the Properties is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby.

          (j) Loan Documents. All of the representations and warranties of Borrowers made in the other Loan Documents or any document or instrument delivered to the Lender pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, as of the Closing Date, except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date.

          (k) Governmental Approvals. The execution, delivery and performance by Borrowers of this Agreement and the other Loan Documents to which a Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Mortgages and related Financing Statements in the appropriate records office with respect thereto.

          (l) Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Neither Realty Company nor any ERISA Affiliate, other than Grossman's, maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

          (m) Margin Security. Borrowers do not own any margin security and none of the funds advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

          (n) Subsidiaries. Borrowers have no subsidiaries other than as listed in Exhibit 4.1(n) hereto.

          (o) Securities Matters. The making of the Loan, the application of the proceeds and repayment thereof by Borrowers and the consummation of the transactions contemplated by this Agreement, the Note and the Loan Documents will not violate any provision of any federal or state securities statutes, rules or regulations, or any order issued by the Securities and Exchange Commission (collectively the "Securities Laws"). Borrowers agree to indemnify Lender and hold Lender harmless from the claims of any Persons in connection with any of the Securities Laws and relating to the Loan or the transactions contemplated by this Agreement and the Loan Documents.

          (p) Investment Company Act. None of the Borrowers are an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (q)  Public Utility, Holding Company Act.  None of the
Borrowers are a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (r) The Properties. Except as could not reasonably be expected to have a material adverse effect on the business, prospects, assets or financial condition of Borrowers or on the fair market value of the Properties, in the aggregate, the following representation and warranties concerning the Properties are true and correct:

               (1) Off-Site Utilities. Except for Properties which are vacant lots, all water, sewer, electric, gas, telephone and other utilities are installed to the property lines of the Properties and, except in the case of drainage facilities, are connected to the buildings located thereon with valid permits and are adequate to service such buildings in their present use and in full compliance with applicable law. The buildings are properly and legally connected directly to, and served exclusively by, public water and sewer systems.

               (2) Access; Etc. The streets abutting the Properties are public roads, to which the Properties have direct access by trucks and other motor vehicles and by foot, or are private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Properties have direct access.

               (3) Independent Buildings. The buildings located on the Properties are each fully independent from buildings owned by parties other than Borrowers in all material respects including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to off-site utilities located in public streets or ways. Each such building is located on a lot which is separately assessed for purposes of real estate tax assessment and payment. Except to the extent disclosed by surveys provided to Lender prior to the closing hereof, each such building and all paved or landscaped areas related to or used in connection with such are located wholly within the perimeter lines of the lot or lots on which the Properties are located.

               (4) Condition of Building. There are no material defects (given age and usage) in the roof, foundation, structural elements and masonry walls of any of the buildings or their heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems.

               (5) Compliance with Law. Each of the buildings, as presently constructed, does not violate, in any material respect, any applicable federal or state law or governmental regulation or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health and sanitation. Each of the buildings complies with applicable zoning laws and regulations in all material respects. The zoning laws permit use of each of the buildings for its current use. No notice has been received by Realty Company or by the Master Tenant from any governmental authority that the number of parking spaces on the lot or lots on which the Properties is located as is inadequate under the zoning laws and regulations to permit use of the Building for its current use.

               (6)  No Required Real Property Consents, Permits, Etc.
Neither Realty Company nor the Master Tenant has received written notice of, nor has any knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required for the maintenance, operation, servicing and use of any of the Properties or any, of the buildings thereon for its current use which have not been granted, effected, or performed and completed (as the case may be) or any fees or charges therefor which have not been fully paid. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation, or other violations affecting, against, or with respect to, any of the Properties or any part thereof.

               (7)  Insurance.  Neither Realty Company nor the Master
Tenant has received any written notices from any insurer or its agent requiring performance of any work with respect to any of the Properties or canceling or threatening to cancel any policy of insurance, and the Properties comply with the requirements of all insurance carriers.

               (8) Real Property Taxes; Special Assessments. Except as set forth in the Title Policies, there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Properties or any part thereof which are payable by Realty Company or the Master Tenant (except only real estate taxes not yet due and payable). There are no betterment assessments or other special assessments presently pending with respect to any portion of the Properties, and neither Realty Company nor the Master Tenant has received notice of any such special assessment being contemplated.

               (9)  Historic Status.  Neither Realty Company nor the
Master Tenant has received any written notice indicating that any buildings located on any of the Properties are historic structures or landmarks or that any such buildings or Properties are located within any historic district pursuant to any federal, state or local law or governmental regulation.

               (10) Eminent Domain; Unrestored Casualties. There are no pending eminent domain proceedings against any of the Properties or any part thereof, and, to Realty Company's and Master Tenant's knowledge, no such proceedings are presently threatened or contemplated by any taking authority. None of the Properties are subject to any unrestored fire or other casualty condition.

               (11) Leases. The Master Lease and a lease of property in Lakewood, New York constitute the only agreements and understandings relating to leasing or licensing of premises included in the Properties. Realty Company has delivered to the Lender a true and accurate copy of such leases.

               (12) Other Material Real Property Agreements; No
Options. There are no material agreements pertaining to any of the Properties, or the operation or maintenance thereof other than as described in this Agreement (including the Exhibits attached hereto) or otherwise disclosed in writing to the Lender by Borrowers; and no person or entity has any right or option to acquire any of the Properties or any portion thereof or interest therein.

          (s) Indebtedness. Realty Company has not incurred any Indebtedness other than the Combined Investors Loan, this Loan, the indebtedness shown on the Title Policies, other than unsecured obligations incurred in the ordinary course of its business relating to the ownership, management, operation, marketing and sale of its real estate, furniture, fixtures and equipment.

          (t) General. As of the Closing Date, Borrowers have not failed to disclose any material fact or condition which is necessary to make the representations and warranties set forth herein or in any other Loan Document and the disclosures made by Borrowers not materially misleading.

     4.2 Master Lease and Related Documents. Realty Company covenants and agrees not to permit to occur any modification, termination or cancellation of the Master Lease (other than releases of Properties leased thereunder in connection with permitted sales of such Properties in accordance with the provisions of this Agreement), or any of the Related Documents to which Realty Company is a party and agrees faithfully to perform and observe all of Realty Company's obligations under the Master Lease and such Related Documents, it being understood and agreed, without limitation, that any material breach of the obligations or representations and warranties of Realty Company in any of the Related Agreements shall be an Event of Default hereunder. Realty Company further agrees not to enter into any other agreements with respect to the Properties other than agreements for maintenance and operations that are terminable upon not more than thirty (30) days notice and agreements in connection with sales of Properties permitted by Section 4.3, and entered into consistent with the terms and conditions of this Agreement (including contracts for alterations to be made to facilitate such permitted sales).

     4.3  Sales of Properties.

          4.3.1 Except as otherwise provided in the second paragraph of this Section 4.3, Realty Company shall not market, sell or permit to be sold any Property except for a cash purchase price payable in its entirety at the closing thereof and, in any event, shall not market, sell or permit to be sold any Property for an amount less than 100% of the Scheduled Amount for such

Property as shown on Exhibit 1.1. Further, Realty Company shall not, without Lender's prior written consent, encumber or lease any Property or enter into or cause to be entered into an agreement for the sale of any Property contemplating a closing more than six months from the date of the offer accepted by Realty Company for such property. Realty Company shall not market, sell or permit to be sold any Property except in a manner consistent with this Section 4.3 and all other provisions of the Loan Document pertaining to such sales.

          4.3.2 It is understood and agreed that Realty Company shall not accept or be permitted to accept an offer for purchase of a Property from, or sell a Property to, any of the Borrowers or any Affiliates of Borrowers or any Person to whom Realty Company directly or indirectly has granted the right to participate in gains from any such sale.

     4.4 Environmental Matters. Borrowers shall not do any of the following except in the ordinary course of their businesses and in compliance with Environmental Laws: (a) use or permit to be used any of the Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Properties any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with the Environmental Laws, (c) generate or permit to be generated any Hazardous Substances on any of the Properties except in full compliance with the Environmental Laws, or (d) conduct or permit to be conducted any activity at any of the Properties or use or permit to be used any of the Properties in any manner so as to cause a Release or threatened Release of Hazardous Substances on, upon or into any of the Properties.

     Borrowers hereby covenant and agree, to indemnify, defend with counsel, consultants and experts reasonably acceptable to the Lender and hold harmless the Lender, its officers, directors, employees and agents, and any successors to the Lender's interest in the Properties (or any portion thereof), their directors, officers, employees and agents (collectively, "Indemnitees"), except in the case of gross negligence or willful misconduct of such persons, against and from any and all liens, claims, demands, fines, settlement payments, penalties, assessments, judgments, directions, orders, suits, litigation, losses, liabilities, costs and expenses (including reasonable attorneys', consultants' and experts' fees prior to and at trial and on any appeal or petition for review) (collectively, "Environmental Claims") relating to the Properties and arising out of, in connection with or in any way relating to (i) the breach of any of the representations, warranties or covenants contained in this Agreement with respect to Environmental Laws or Hazardous Substances (ii) Realty Company's or Master Tenant's (or any Affiliates thereof) use, treatment, storage, generation, manufacture, transport, release, spill, disposal or other handling of Hazardous Substances on any of the Properties, or (iii) any other presence or alleged presence of Hazardous Substances on or about the Properties caused by Realty Company, Master Tenant or any Affiliates thereof or otherwise in existence. Environmental Claims shall include, without limitation, (a) the cost of all investigatory, removal, remedial and other response action required by any Environmental Law, by judicial order or by order of or agreement with any governmental authority having jurisdiction under any Environmental Law, (b) claims for injury or death of any person, including an Indemnitee, and (c) claims for damages to property of an Indemnitee or any other person, including claims for diminution in value or loss of use.

     The liability of Borrowers under the foregoing indemnity shall survive the payment and cancellation of the Note, the satisfaction of record of the Mortgages and the performance of all obligations under the Loan Documents and shall survive the delivery of a deed or deeds in lieu of foreclosure to the Lender or any successor or assign of the Lender and shall survive any foreclosure, whether judicial or nonjudicial, of any of the Properties (or any portion thereof) by the Lender or any, successor or assign of the Lender, and shall be for the benefit of the Lender and any successor or assign of the Lender as holder of any security interest in any of the Properties (or any portion thereof) and for the benefit of Lender or any party claiming title through the Lender as owner of any of the Properties (or any portion thereof) following foreclosure or the delivery of a deed in lieu thereof.

     4.5 Use of Proceeds. Borrowers represent to and covenant with Lender that the proceeds of the Loan shall be used solely for working capital purposes of Borrowers, to maintain the Properties and comply with all of Borrowers' covenants and obligations hereunder or under any of the Loan Documents.

     4.6 Restrictions on Distributions. Except for Distributions of proceeds of the Loan from a Borrower to any other Borrower, and cash of approximately $1.3 million (representing cash collateral presently held by Combined Investors), no Borrower will make Distributions at any time until the Loan and all Obligations have been paid in full.

     4.7 Punctual Payment/Full Performance. Borrowers will duly and punctually pay or cause to be paid the principal, interest and other charges due under the Loan and all interest and fees provided for in this Agreement, all in accordance, with the terms of this Agreement and the Note as well as all other sums owing pursuant to the Loan Documents and shall duly, timely and fully perform all of their other obligations to be performed under each of the Loan Documents.

     4.8 Records and Accounts. Borrowers will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies, and other reserves.

     4.9 Insurance/Condemnation Proceeds. Borrowers will maintain insurance on the Properties and deliver copies thereof and certificates with respect thereto as required by the Mortgages with financially sound and reputable insurers, insurance with respect to such properties and their business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. All such insurance shall be in such amounts and form, to include such coverages, deductibles and endorsements, and shall be issued by such insurers as shall be approved by the Lender, and shall contain the written agreement of the insurer to give the Lender thirty (30) days prior written notice of cancellation, nonrenewal, modification or expiration. Borrowers will provide the Lender with certificates evidencing such insurance on or prior to the Closing Date hereunder and thereafter annual renewal certificates evidencing such coverage as being continuously in effect shall be delivered to Lender by no later than thirty (30) days prior to the expiration of any policy then scheduled to expire.

     Lender shall have the right to apply insurance and condemnation proceeds as set forth in the Mortgages, subject to applicable provisions of the Attornment and Subordination Agreement; provided that, to the extent Lender is in receipt of any such proceeds with the right to apply such to the Obligations and there does not then exist any Default or Event of Default. Lender agrees to apply such proceeds to the Obligations in the manner set forth in Section 3.1 for the application of Sale Proceeds.

     4.10 Taxes. Borrowers will pay or cause to be paid taxes, assessments and other governmental charges against the Properties as required by the Mortgages and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon them and their other real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any, such tax, assessment, charge, levy or claim with respect to properties other than the Properties need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrowers shall have set aside on their books adequate reserves with respect thereto or otherwise provided for the timely payment thereof through the Master Lease; and provided further that Borrowers will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     4.11 Inspection of Properties and Books.  Borrowers shall permit
Lender at Borrowers' expense to visit and inspect any of the Properties, to examine the books of account of Borrowers (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrowers with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as Lender may reasonably request.

     4.12 Compliance with Laws, Contracts, Licenses, and Permits.
Borrowers will comply with (a) in all material respects, all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of their corporate charter, and other material charter documents and bylaws, (c) all applicable decrees, orders, and judgments, and (d) in all material respects, all licenses and permits required by applicable laws and regulations for the conduct of their business or the ownership, use or operation of the Properties, including all permits and approvals related thereto. The Holding Company and Realty Company will comply with all agreements and instruments to which they are a party or by which they are or any of its properties may be bound. If at any time while the Loan is outstanding or Lender has any obligation to make advances hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality, of any government shall become necessary or required in order that Borrowers may fulfill any of their obligations hereunder, Borrowers will immediately take or cause to be taken all reasonable steps to obtain such authorization, consent, approval, permit or license and furnish Lender with evidence thereof.

     4.13 [Intentionally Deleted].

5.   BORROWERS' FINANCIAL STATEMENTS AND OTHER REPORTS

     Borrowers shall deliver or cause to be delivered to the Lender:

          (a) monthly reports of the progress and activities of Borrowers by no later than the 10th day of the month following the monthly period to be reported upon with such reports containing such information and detail as Lender shall, from time to time reasonably require, including information concerning the status and activities of the marketing and sale efforts for the Properties. In addition, on a monthly basis, Borrowers shall, at Lender's election, meet with Lender and provide a status report to Lender of the progress of Borrowers' plan to market and sell the Properties.

          (b) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Borrowers, the balance sheet of Borrowers at the end of such year, and the related statements of earnings and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles; and

          (c) from time to time such other financial data and information concerning the Properties as Lender may reasonably request.

6.   ADDITIONAL COVENANTS

     Borrowers additionally covenants and agrees that, so long as the Loan is outstanding:

     6.1  Notices.

          (a) Defaults. Borrowers will promptly notify the Lender in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrowers is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on such Borrowers, such Borrowers shall forthwith give written notice thereof to Lender, describing the notice or action and the nature of the claimed default. Lender, at its election, may notify Borrowers, from time to time, not to provide default notices received from trade creditors.

          (b) Environmental Events. Borrowers will promptly give notice to Lender (i) of any violation of any Environmental Law that Borrowers report in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that in either case involves any of the Properties or has the potential to materially affect the assets, liabilities, financial conditions or operations of Realty Company or Lender's security interests pursuant to the Security Instruments.

          (c) Notification of Claims against Collateral. Realty Company will, immediately upon becoming aware thereof, notify Lender in writing of any setoff claims (including, with respect to the Properties, Environmental Claims), withholdings or other defenses to which any of the Lender's collateral, or the Lender's rights with respect to the such collateral, are subject.

          (d) Notice of Litigation and Judgments. Borrowers will give notice to Lender in writing, within fifteen (15) days of becoming aware of any litigation or proceedings (including administrative proceedings) threatened in writing or any pending litigation and proceedings (including any administrative proceedings) affecting Borrowers or to which Borrowers are or are to become a party involving an uninsured claim against Borrowers that could reasonably be expected to have a materially adverse effect on such Borrower and stating the nature and status of such litigation or proceedings.

     6.2 Restrictions on Indebtedness. Realty Company will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a)  Indebtedness to Lender arising under any of the Loan
Documents;

          (b) Current liabilities of Realty Company incurred in the ordinary course of business;

          (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions hereof;

          (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrowers shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review; and

          (e) Endorsements for collection, deposit or negotiation and warranties with respect to any assets sold or leased incurred in the ordinary course of business.

     6.3 Restrictions on Liens, Etc. Realty Company will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively, "Liens"); provided Realty Company may create or incur or suffer to be created or incurred or to exist:

               (i) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (ii) presently outstanding liens on the Properties listed on Schedules B, Parts II on the Title Policies delivered to and accepted by Lender in connection with this transaction;

               (iii)  liens in favor of Lender under the Loan Documents; and

               (iv) other liens and encumbrances expressly permitted under the terms of the Security Instruments.

     6.4 Restrictions on Investments. Borrowers will not make or permit to exist or to remain outstanding any Investment except Investments in:

               (a) marketable direct or guaranteed obligations of the United States of America or any agency thereof that mature within one (1) year from the date of purchase by Borrowers;

               (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

               (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

               (d) trade or customer accounts or notes receivable for inventory sold or leased or services rendered in the ordinary course of business;

               (e) advances to employees, agents and consultants in the ordinary course of business, including, but not limited to, travel, payroll and other expenses incurred in the ordinary course of business;

               (f) investments consisting of contingent liabilities of any Borrower represented by endorsements of negotiable instruments for collection or deposit in the ordinary course of business, and advances, deposits, down payments and prepayments on account of certain firm purchase orders made in the ordinary course of business; and

               (g) any additional investments that Borrowers may desire to make shall be subject to Lenders written approval which approval will not be unreasonably withheld or delayed.

     6.5 Merger, Consolidation. Borrowers will not become a party to any merger or consolidation, or agree to or effect any asset disposition (other than sales of Properties to the extent not restricted hereby) or stock acquisition or disposition; provided, however, the Borrowers may (a) sell or otherwise dispose of (i) inventory in the ordinary course of business, (ii) tangible assets to be replaced in the ordinary course of business by other assets of substantially equal or greater value, (iii) assets to any Borrower, and (iv) tangible assets either obsolete or no longer used or useful in the business of the Borrowers and (b) issue stock to satisfy (i) certain convertible promissory notes made by Grossman's payable respectively to the order of Combined
Investors and Continental Casualty and affiliates and (ii) any existing obligations to employees, former employees, and directors.

     6.6 Sale and Leaseback. Borrowers will not enter into any arrangement, directly or indirectly, whereby Borrowers shall sell or transfer any property owned by it in order then or thereafter to lease such properly or lease other property that Borrowers intends to use for substantially the same purpose as the property being sold or transferred.

     6.7 Restrictions on Transfers. Without in each instance first obtaining the written consent of Lender (which consent may be granted or withheld by Lender in its sole discretion) or as otherwise permitted or contemplated by the provisions of Section 4.3, Realty Company covenants and agrees not to sell or transfer its legal or equitable interest (or any portion thereof) in any of the Properties at any time while this Agreement is in effect; and Borrowers agree not to permit to occur, directly or indirectly, any transfer of direct or indirect ownership or control of any other Borrower. At all times during the term of the Loan, the Holding Company in the aggregate, shall own and control 100% of the voting and equity interests in Realty Company.

     6.8 Restrictions on Leases. Holding Company and Realty Company will not become a party to, any Lease (other than Master Lease) without the prior written approval of Lender which consent may be granted or withheld by Lender in its sole discretion. Borrowers will not amend, supplement or otherwise modify, or terminate or cancel, or accept the surrender, or grant any concessions to or waive the performance of any obligations of any tenant or guarantor under, any Lease, or give any consent, without the prior approval of Lender. Holding Company and Realty Company will not, directly or indirectly, cause or permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any party under, any Lease (other than the Master Lease).

     6.9 No Amendments to Certain Documents. Borrowers will not at any time cause or permit any of its charter or other incorporation documents (if any) to be modified, amended or supplemented in any respect, without (in each case) the express prior written agreement, consent or approval of the Lender.

     6.10 Issuance of Stock. Except as permitted by Section 6.5(b), Borrowers shall not issue or distribute any capital stock or other securities convertible into or exchangeable for capital stock, any options, warrants or rights to purchase capital stock nor make any dividends or distributions of cash or property with respect to its capital stock without (in each case) the express prior written agreement, consent or approval of the Lender.

     6.11 Other Agreements. Borrowers shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.

     6.12 Subsidiaries. Borrowers shall not create a subsidiary not existing on the date of this Agreement.

7.   EVENTS OF DEFAULT AND REMEDIES

     7.1 Events of Default and Acceleration. If any of the following events ("Events of Default") shall occur:

          7.1.1 Borrowers shall fail to pay any principal of the Note when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

          7.1.2 Borrowers shall fail to pay any interest on the Note or any other sums due hereunder or under any of the other Loan Documents, within two (2) days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

          7.1.3     Intentionally Deleted

          7.1.4 Borrowers shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents for fifteen
(15) days after written notice of such failure has been given to Borrowers by Lender (provided, however, that if such failure is not reasonably susceptible of being cured within such fifteen (15) day period through diligent efforts, Borrowers' 15-day cure period shall be extended for an additional fifteen (15) days (but not beyond the Maturity Date) if Borrowers commence such cure within the initial 15-day period and thereafter diligently prosecutes such cure to completion; or

          7.1.5 any representation or warranty of Borrowers in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated; or

          7.1.6 with respect to any Indebtedness of Holding Company or Realty Company, and with respect to any Indebtedness of Grossman's to Congress Financial (but excepting therefrom respectively, Realty Company's defaults under the Combined Investors Loans and the Master Lease and Grossman's defaults under the Congress Financial Loan existing as of the Closing Date):

               (a) shall fail to pay such Indebtedness or any portion thereof when due (taking into account applicable grace periods, if any); or

               (b) shall fail to observe or perform any material term, covenant, or agreement contained in any agreement by which it is bound evidencing or securing such Indebtedness which gives or would give after the passage of time or the giving of notice or both) the payee of such Indebtedness the right to accelerate the payment thereof; or

               (c) an event shall occur, or shall fail to occur, which gives (or would give after the passage of time or the giving of notice or both) the payee of such Indebtedness the right to accelerate the payment thereof, and such acceleration would have a material adverse effect on a Borrower, or

          7.1.7 Borrowers, (other than Grossman's) shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of a Borrower, or of any substantial part of the assets of a Borrower, shall commence any case or other proceeding relating to a Borrower, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against a Borrower (other than Grossman's), shall indicate its approval thereof, consent thereto or acquiescence there in or shall fail to cause such case to be dismissed within 60 days of its commencement; or

          7.1.8 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating a Borrower (other than Grossman's), bankrupt or Insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of a Borrower (other than Grossman's), in an involuntary case under federal bankruptcy laws as now or hereafter constituted; or

          7.1.9 there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any uninsured final judgment against a Borrower (other than Grossman's) that, with other outstanding uninsured final judgments, undischarged, against a Borrower (other than Grossman's) exceeds in the aggregate $500,000; or

          7.1.10 if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or any action at law, suit or in equity, or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrowers or any of their respective holders of voting interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

          7.1.11 Borrowers, shall be indicted for a crime, a punishment for which could include the forfeiture of any assets of a Borrower; or

          7.1.12 if any of the Related Documents are modified or amended without the prior written consent of Lender; or

          7.1.13 any "Event of Default", as defined in or referred to in the Note and the other Loan Documents or in any other provision of this Agreement, shall occur; then, and in any such event, so long as the same may be continuing, Lender may, except as otherwise provided herein, by notice in writing to Borrowers declare all amounts owing with respect to this Agreement, the Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; provided that in the event of any Event of Default specified in 7.1.6, 7.1.7 or 7.1.8. all such amounts shall become immediately due and payable automatically and without any requirement of notice from Lender.

     The notice and grace provisions provided in this Section 7.1 shall not be applicable if a Borrower knowingly or intentionally breaches any of their respective obligations under this Agreement or the Loan Documents . Further, notwithstanding anything to the contrary contained herein, the prosecution of the cure of any Default under this Agreement shall not preclude a separate Default or Event of Default from arising under any other provision of this Agreement.

     7.2 Remedies. If a Default or an Event of Default shall occur the Lender may, at its option, take any or all of the following actions:

          7.2.1 Withhold any Advances or Partial Advances hereunder or under the Note to Borrowers;

          7.2.2 If such condition continues beyond any applicable period of notice and/or grace, declare all Obligations of Borrowers to Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers (provided that, if an Event of Default occurs under Section 7.1.6, 7.1.7 or 7.1.8, all Obligations of Borrowers to Lender shall be automatically due and payable without the need for any declaration or notice or demand);

          7.2.3 Incur and pay reasonable expenses in protecting and enforcing the Lender's rights under this Agreement and the Lender's security for the Loan (including reasonable attorney fees and expenses). The payment of any such expenses shall be treated as advances on account of the Loan.
Such expenses may include, but shall not be limited to, payments on account of any real estate tax, charge, assessment, or other lien against the Properties and any interest, fee, charge or cost which Borrowers have failed to pay in accordance with the requirements of the Loan Documents. The foregoing shall authorize, but not obligate, the Lender to do all such things in connection with the Properties as the Lender, in its sole and unrestricted discretion, may consider advisable, including, without limitation, the right to make additions to and changes in any agreements executed by Borrowers relative to the Properties, to employ contractors, subcontractors and agents and to take any and all such action, either in its own name or in the name of a Borrower, and Borrowers hereby grant to the Lender an irrevocable power of attorney coupled with an interest to act in Borrowers' names in connection with the foregoing.

          7.2.4 Direct that any deposits, credits, collateral, other property or other sums at any time credited by or due from the Lender (or any Affiliate of Lender or other permitted assignee or participant in the Loan) to Borrowers may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time after the occurrence and during the continuance of an Event of Default, be applied to or set off against any of the Obligations of Borrowers hereunder; and

          7.2.5 Foreclose on the Mortgages either judicially or nonjudicially and exercise all other rights and remedies of the Lender under the Loan Documents and at law and in equity.

          All rights and remedies of the Lender are cumulative and not exclusive of any other rights and remedies otherwise available to Lender. All such rights and remedies may be exercised singularly or concurrently and from time to time.

     7.3 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, Lender receives any monies in connection with the enforcement of any the Security Instruments, or otherwise with respect to the realization upon any of the collateral securing the Obligations, or parts thereof, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of Lender for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Lender in connection with the collection of such monies by Lender, for the exercise, protection or enforcement by Lender of all or any, of the rights, remedies, powers and privileges of Lender under this Agreement or any of the other Loan Documents or in respect of such collateral or in support of any provision of adequate indemnity to Lender against any taxes or liens which by law, shall have or may have priority over the rights of Lender to such monies;

          (b) Second, to all other Obligations in such order or preference as Lender may determine; provided, however, that Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to Lender of all of the Obligations, to the payment of any obligations required to be paid pursuant to applicable provisions of the Uniform Commercial Code;

          (d) Fourth, the excess, if any, shall be refunded to Borrowers or to such other Persons as are entitled thereto.

8.   MISCELLANEOUS

     8.1 Sale or Participation. Lender may, without the prior consent of Borrower, sell or assign to any Affiliate of Lender all or a portion of its rights and obligations under this Agreement and the other Loan Documents. Consistent with the foregoing sentence, the Lender may also sell participations to any Affiliate of Lender in all or a portion of the Lender's rights and obligations under this Agreement and the other Loan Documents. Any Affiliate of Lender or other Person which acquires, invests in or participates in the Loan or any part thereof may rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Note and the other
Loan Documents. All other sales of assignments or participations shall require the prior written approval of Borrowers, which approval will not be unreasonably withheld or delayed.

     8.2 Survival Of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrowers pursuant hereto or thereto shall be deemed to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by Lender of the Loan, as herein contemplated, and shall continue in full force and effect so long as any Obligations remain outstanding. The indemnification obligations of Borrowers provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the Obligations of Borrowers hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to Lender at any time by or on behalf of Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by Borrowers.

     8.3 Consents and Notices. Except as otherwise expressly provided in this Agreement, all approvals and consents to be given by the Lender, and determinations to be made by the Lender, shall only be effective if given or made in writing and may be given or withheld, or made, in Lender's sole and unrestricted discretion.

     Whenever notice is appropriately to be given by either party to the other under this Agreement, such notices shall be provided in the manner set forth below:

          (a)  if to Borrowers, at 45 Dan Road, Canton, MA 02021,
Attention: Richard E. Kent, Esq., Secretary, with a copy in like fashion to Ropes & Gray, One International Place, Boston, Massachusetts, 02110,
Attention: William F. McCarthy, Esq., or at such other address for notice as Borrowers shall last have furnished in writing to Lender; and

          (b)  if to Lender, 3250 Lakeport Boulevard, Klamath Falls,
Oregon 97601, Attention: Richard Wendt, Chairman, with a copy in like fashion to Foster Pepper & Shefelman, 1111 Third Avenue, Suite 3400,
Seattle, Washington 98101, Attention: Jack Cullen, Esq. or such other address for notice as Lender shall last have furnished in writing to Borrowers.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile (with written or electronic confirmation respectively) to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first class mail, postage prepaid, on the third business day following the mailing thereof.

     8.4 Waiver. Failure on the part of the Lender to complain of any action or non-action on the part of Borrowers, no matter how long the same may continue, shall never be a waiver by the Lender of any of its rights hereunder. Further, no waiver by the Lender at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by the Lender to or of any action by Borrowers requiring the Lender's consent or approval shall not waive or render unnecessary, the Lender's consent or approval to or of any subsequent similar act by Borrowers.

     8.5 No Assignment by Borrowers. Borrowers shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of Lender, which may be withheld by Lender in its sole discretion.

     8.6 Assignment. In the event of any assignment by Lender permitted by Section 9.1, this Agreement and the other Loan Documents shall be amended and additional documents executed and delivered to the extent reasonably determined by Lender to reflect the assignment, including modifying this Agreement to add any assignee as a party hereto.

     8.7 Agreements with Respect to Bankruptcy. The parties contemplate that in the near future Borrowers may need to seek protection under Chapter
11 of the Federal Bankruptcy Code. In the event Grossman's files a petition under Chapter 11, Borrowers and Lender intend to enter into certain arrangements in connection with the reorganization to be structured under Chapter 11. Subject to the approval of the bankruptcy court, Lender may make available to Borrowers approximately $4.0 million of additional credit, which is intended to be adequately secured by real estate assets of Borrowers. The intention of Borrowers and Lender is that if an acceptable plan of reorganization can be arranged with shareholders and creditors, and approved by the court, that Lender will convert its outstanding secured debt, including the amounts outstanding under the Note, into an equity position of 50% of the outstanding shares of the reorganized Grossman's.

     8.8 Brokerage Commission. Borrowers and Lender agrees to pay for any and all of their respective brokerage fees, if any, which may have been incurred incident to this Agreement.

     8.9 Indemnification. Borrowers shall indemnify and hold the Lender and its Affiliates harmless against any and all claims, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities of any kind whatsoever, including reasonable attorneys fees, which may be incurred or sustained by the Lender and/or its Affiliates arising out of or in any way relating to the Loan, this Agreement, the other Loan Documents and the arrangements or transactions contemplated therein, whether or not the transactions contemplated by this Agreement shall be consummated.

     8.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Lender, its permitted participants, successors and assigns, and Borrowers and nothing contained herein shall confer upon anyone other than Borrowers or the Lenders, its permitted participants, successors and assigns, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

     8.11 Further Assurances/New Note. Borrowers shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to carry into effect the provisions and intent of this Agreement and the other Loan Documents. Without limiting the foregoing, Borrowers agree that at the request of the Lender, Borrowers will issue new notes in exchange for an existing Note in amounts to be designated by the Lender, so long as the aggregate amount of the Note being substituted does not exceed the original principal amount of the Note for which the substitution is made and such substituted notes are otherwise on the same terms and conditions of the Note for which the substitution is made.

     8.12 Releases of Security Instruments. When all other portions of the Obligations, including, principal, interest, fees and costs, have been paid indefeasibly and fulfilled in full, the Lender agrees that it shall promptly thereafter, at Borrowers' sole cost and expense, prepare, execute and deliver, in recordable form, if required, all necessary discharges, releases, UCC termination statements and other documents required to release, terminate and discharge all Security Instruments.

     In addition, at such time or times a sale of a Property occurs in accordance with the terms and conditions hereof and all sums required to be paid over to Lender on account of such sale have been paid and if there does not then exist any Default or Event of Default, Lender shall deliver to Borrowers, at Borrowers' sole cost and expense, in recordable form, all necessary discharges, releases, UCC termination statements and other documents required to release, terminate and discharge any Security Instrument with respect to such Property, together with such other documents or instruments as may be reasonable necessary to permit Borrowers to transfer clear title to such Property.

     8.13 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

     8.14 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. If any clause or provision hereof is held to be illegal, invalid or unenforceable, there shall be substituted in lieu thereof a clause or provision as similar in terms to such clause or provision as may be legal, valid or enforceable, as possible.

     8.15 Entire Agreement. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. All of the schedules and exhibits attached hereto are and shall constitute a part of this Agreement. In the event of an inconsistency between the terms of this Agreement and any of the other Loan Documents, the documents shall be construed to the maximum extent possible so as to avoid said inconsistency; in any event, if not withstanding such construction an inconsistency remains, the provisions of this Agreement shall govern and be controlling.

     8.16 Amendments, Waivers, Etc. This Agreement, the Note and any provision hereof or thereof may be waived only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by Borrowers and the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.

     8.17 Bind and Inure. The obligations of Borrowers and the Lender hereunder shall be binding upon the successors and assigns of Borrowers and the Lender (but such reference is not intended as a consent to any assignment not specifically permitted by the Lender) and shall inure to the benefit of the successors and assigns of the Lender and Borrowers.

     8.18 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     8.19 Governing Law. Lender is located and has its principal office in the state of Oregon. The Loan will be made in and payment will be made from Oregon and this Agreement shall be construed in accordance with and governed by the laws of the state of Oregon (without regard to conflicts of laws rules).

     8.20 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes.

     8.21 JURISDICTION AND VENUE: WAIVER OF JURY TRIAL.
BORROWERS HEREBY ACKNOWLEDGE THAT THE TRANSACTION
EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION.  BORROWERS
HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMIT TO PERSONAL

JURISDICTION IN THE STATE OF OREGON OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (B) WAIVE ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE
(I) TO OBJECT TO JURISDICTION WITHIN THE STATE OF OREGON OR VENUE IN ANY PARTICULAR FORUM WITHIN THE STATE OF OREGON, AND (II) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. BORROWERS AGREE THAT, IN ADDITION TO ANY
METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE
LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWERS AT THE ADDRESS SET
FORTH ABOVE, AND SERVICE SO MADE SHALL BE DEEMED COMPLETE FIVE
(5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST BORROWERS, AND AGAINST ANY PROPERTY OF BORROWERS, IN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT
THE LAWS OF THE STATE OF OREGON SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWERS AND LENDER HEREUNDER OR THE
SUBMISSION HEREIN MADE BY BORROWERS TO PERSONAL JURISDICTION WITHIN THE STATE OF OREGON. BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN
CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, THE OTHER LOAN DOCUMENTS, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN BORROWERS AND THE LENDER. THIS
WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY BORROWERS OR LENDER, AND DELIVERED TO
LENDER OR BORROWERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. BORROWERS
FURTHER CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND
FREELY MADE.

     8.22 Waiver of Special Damages. Except as prohibited by law, Borrowers hereby waive any rights which it may have to claim or recover in any litigation with respect to any action or claim arising out of any dispute in connection with the Loan Documents, any special, exemplary or punitive damages. Borrowers (a) certify that neither the Lender nor any representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledge that, in entering into this Agreement, the Lender is relying upon, among other things, the waivers and certifications contained in this Section 9.21.

     8.23 Exhibits. All Exhibits attached hereto are incorporated herein by this reference. The Exhibits attached hereto are as follows:

     Exhibit 1.1              Properties and Scheduled Amounts
     Exhibit 2.1              Site Assessment Reports
     Exhibit 3.1              Note
     Exhibit 3.5.1       Directors
     Exhibit 4.1(n)      Subsidiaries

     WITNESS the execution hereof as an instrument under seal on the day, and year first above written.


LENDER:                            GDI COMPANY, INC., an Oregon
                                   corporation


                                   By:
                                   Name:
                                   Title:



                           [SIGNATURES CONTINUE]

BORROWERS:                         GROSSMAN'S INC., a Delaware
                                   corporation


                                   By:
                                   Name:
                                   Title:


                                   GRS HOLDING COMPANY, INC., a
                                   Delaware corporation


                                   By:
                                   Name:
                                   Title:

                                   GRS REALTY COMPANY, INC., a
                                   Delaware corporation


                                   By:
                                   Name:
                                   Title:

                                EXHIBIT 1.1

                 List of Properties and Scheduled Amounts


Property Owned by Realty Company                               Scheduled Amounts

9.   1 Southgate Road, Scarborough, ME                                $  650,000

10.  Blaisdell Avenue, Laconia, NH                                    $  150,000

11.  Pointe Parkway, Cleveland (Warrensville Heights), OH             $1,100,000

                                EXHIBIT 2.1

                          Site Assessment Reports


1.   Phase 1 Environmental Site Assessment - Scarborough, Maine

2.   Phase 1 Environmental Site Assessment - Laconia, New Hampshire

                                EXHIBIT 3.1


                          SECURED PROMISSORY NOTE

$ 1,999,999   (U.S.)                                     February    , 1997

    FOR VALUE RECEIVED, GRS REALTY COMPANY, INC., a Delaware corporation, GRS HOLDING COMPANY, Inc., a Delaware corporation and
GROSSMAN'S INC., a Delaware corporation (collectively, "Borrowers" and each a "Borrower"), jointly and severally, promise to pay to the order of GDI COMPANY, INC., an Oregon corporation, at its office at 3250 Lakeport Boulevard, Klamath Falls, Oregon 97601, or at such other place as the Holder of this Note (hereinafter, "Holder") may from time to time designate in writing, the sum of $1,999,999 in lawful money of the United States, with interest thereon from the date of disbursement on the unpaid principal balance of this Note until paid at the rates set forth below, computed on monthly balances.


SECTION 1.    Interest Rate.

    The per annum interest rate hereunder (the "Note Rate") shall be ten percent (10%) (the "Note Rate").

    SECTION 2.     Payments.

    Unless sooner repaid by Borrowers, the entire unpaid principal balance of this Note, plus all accrued but unpaid interest, and all other amounts owing hereunder or under the Loan Documents (as hereinafter defined) shall be due and payable in full on July 1, 1997 (the "Maturity Date"). Notwithstanding the foregoing, Holder may, at its sole option, elect to extend the Maturity Date for up to four (4) additional periods of thirty (30) days each.

    SECTION 3.     Application of Payments.

    Payments shall be applied:  (i) first, to the payment of accrued interest;
(ii) second, at the option of Holder, to the payment of any advances Holder may have made for taxes, assessments, insurance premiums, or other charges on any property given as security for this Note and any late charges due hereunder; and
(iii) third, to the reduction of principal of this Note.

    Interest for each full calendar month during the term of this Note shall be calculated on the basis of a 360-day year and twelve 30-day months. Interest for any partial calendar month at the beginning or end of the term of this Note shall be calculated on the basis of a 365 or 366-day year and the actual number of days in that month.

    SECTION 4.     Prepayment.

    Upon thirty (30) days prior written notice, Borrowers may prepay its obligation under this Note in full (but not in part) at any time without penalty.

    SECTION 5.     Late Charge.

    If any amount payable hereunder is paid more than fifteen (15) days after the due date thereof, Borrowers promise to pay a late charge of five percent (5%) of the delinquent amount as liquidated damages for the extra expense in handling past due payments.

    SECTION 6.     Security.

    This Note is secured by (i) mortgages, including security agreements, assignments of leases and rents and fixture filings (the "Mortgages") of even date herewith and executed by GRS Realty Company, Inc., encumbering real property owned by GRS Realty Company, Inc. and located in Scarborough, Maine, Laconia, New Hampshire, and Warrensville Heights, Ohio, (collectively, the "Properties"); (ii) assignments of leases and rents of even date herewith and executed by GRS Realty Company, Inc. encumbering the Properties (the "Assignment of Leases"). The Mortgages, the Assignment of Leases and any and all other documents securing this Note are collectively referred to as the "Loan Documents"; provided, however, that "Loan Documents" specifically shall not mean and shall not include the certificate and indemnity agreements regarding hazardous substances being delivered concurrently herewith to Holder by Borrowers (the "Indemnity Agreements").

    SECTION 7.  Default; Remedies.

    Following the maturity of the indebtedness evidenced hereby, whether by acceleration or otherwise, or following a default during the loan term, the unpaid principal amount hereof, interest thereon, and other charges shall thereafter bear interest at a rate equal to twelve percent (12%) per annum ("Default Rate"). Following the maturity of the indebtedness evidenced hereby, whether by acceleration or otherwise, or following a default during the loan term, accrued interest shall be payable upon demand. The Default Rate shall also accrue upon any sums which payee advances hereunder or under the terms of the Loan Documents to protect its security for this Note or otherwise assert or protect any of its rights and benefits under the Loan Documents. Failure to exercise this option shall not waive the right to exercise the same in the event of any subsequent default.

    SECTION 8.  Attorneys' Fees.

    In the event of any default under this Note or in the event that any dispute arises relating to the interpretation, enforcement or performance of any obligation secured by the Loan Documents, Holder shall be entitled to collect from Borrowers on demand all fees, disbursements and expenses incurred in connection therewith, including but not limited to fees of attorneys, accountants, appraisers, environmental inspectors, consultants, expert witnesses, arbitrators, mediators and court reporters. Without limiting the generality of the foregoing, Borrowers shall pay all such costs and expenses incurred in connection with: (a) arbitration or other alternative dispute resolution proceedings, trial court actions and appeals;
(b) bankruptcy or other insolvency proceedings of a Borrower, any guarantor or other party liable for any of the obligations secured by the Loan Documents or any party having any interest in any security for any of those obligations;
(c) judicial or nonjudicial foreclosure on, or appointment of a receiver for, any of the Properties; (d) post-judgment collection proceedings; (e) all claims, counterclaims, cross- claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Note;
(f) all preparation for any of the foregoing; and (g) all settlement negotiations with respect to any of the foregoing.

    SECTION 9.  Miscellaneous.

         (a) No Offset; Waiver. All payments under this Note shall be made by Borrowers without deduction, offset, abatement, suspension, deferment, diminution or reduction of any kind whatsoever. Every person or entity at any time liable for the payment of the indebtedness evidenced hereby waives presentment for payment, demand and notice of nonpayment of this Note. Every such person or entity further hereby consents to any extension of the time of payment hereof or other modification of the terms of payment of this Note, the release of all or any part of the security herefor or the release of any party liable for the payment of the indebtedness evidenced hereby at any time and from time to time at the request of anyone now or hereafter liable therefor. Any such extension or release may be made without notice to any of such persons or entities and without discharging their liability. The nonexercise by Holder of any of the rights under this Note in any particular instance shall not constitute a waiver of such rights in that or in any subsequent instances.

         (b) Maximum Interest. No provision of this Note or of the Loan Documents shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest in such respect is herein or in the Note provided for, neither Borrowers nor their successors or assigns shall be obligated to pay that portion of such interest which is in excess of the maximum permitted by law, and the right to demand the payment of any such excess shall be and is hereby waived.

         (c) No Oral Modification. This Note may not be amended, cancelled, discharged, extended or modified except in writing.

         (d) Joint and Several Liability. Each person or entity who signs this Note is jointly and severally liable for the full repayment of the entire indebtedness evidenced hereby and the full performance of each and every obligation contained in the Loan Documents.

         (e) Holder. All references to Holder in this Note shall be deemed to refer to and include the original Holder under this Note, and any heirs, administrators, assigns, orders or other successors in interest to the original Holder or any other holder of this Note. Borrowers hereby acknowledge and agree that Holder may assign or otherwise transfer all or any portion of its rights under this Note to one or more investors or affiliates thereof or to one or more of its wholly-owned subsidiaries. Any assignee shall have the same rights and privileges under this Note as if said assignee were the original holder hereof.

         (f) Time of Essence. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

         (g) Governing Law. This Note is made with reference to and is to be construed in accordance with the laws of the state of Oregon.

         (h) Headings. The headings to the various sections have been inserted for convenience of reference only and do not define, limit, modify, or expand the express provisions of this Note.

    DATED as of the day and year first above written.

     UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND
     COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989
     CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT
     FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED
     SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING,
     EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE
     ENFORCEABLE.

               GRS REALTY COMPANY, INC.

               By:

               Its:

               GRS HOLDING COMPANY, INC.

               By:

               Its:



               GROSSMAN'S INC.

               By:

               Its:

                               EXHIBIT 3.5.1

                                 Directors


     1.   R. L. Wendt

     2.   L. V. Wetter

     3.   T. H. Schnormeier

                             EXHIBIT 4.1(n)

                        Subsidiaries of Borrowers



                                     % Owned or
                                   Controlled By           Jurisdiction of
  Name of Corporation               Grossman's              Incorporation
 --------------------------  ---------------------------- ----------------
 Bacon Street, Inc.                     100%                Massachusetts
 Contractors' Warehouse, Inc.           100%                California
 Evans Financial Corp.                  100%                Washington
 GRS Holding Company, Inc.              100%                Delaware
 GRS Realty Company, Inc.       100% owned by GRS
                                Holding Company, Inc.       Delaware
 Project Pros, Inc.
 ("Project Pros")                       100%                Delaware
 Project Pros Marketing
 Fund, Inc.                         100% owned by
                                  Project Pros, Inc.        Delaware





